Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of August 14, 2008

by and among

LAZARD LTD,

LAZ SUB I, LLC,

LAZARD ASSET MANAGEMENT LLC,

and

LAZARD ASSET MANAGEMENT LIMITED

AGREEMENT AND PLAN OF MERGER dated as of August 14, 2008 (this “Agreement”), by and among LAZARD LTD, a company incorporated under the laws of Bermuda (“Parent”), LAZ SUB I, LLC, a Delaware limited liability company and indirect subsidiary of Parent (“Merger Sub”), LAZARD ASSET MANAGEMENT LLC, a Delaware limited liability company (the “Company”), and (solely for purposes of Section 5.01(c)) LAZARD ASSET MANAGEMENT LIMITED, a company incorporated in England and Wales (“LAML”).

WHEREAS, the respective Boards of Directors of each of the parties hereto and the Managing Directors Special Committee of the Company (the “Managing Directors Special Committee”) have each approved this Agreement and the transactions contemplated hereby, including the merger (the “Merger”) of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, prior to the execution and delivery of this Agreement, as an inducement to and condition of Parent’s and Merger Sub’s willingness to enter into this Agreement, certain Class B Members (such term and certain other capitalized terms are defined in Section 7.05) (which collectively hold no less than a majority of the outstanding Class B Units of the Company) have entered into a consent and approval agreement substantially in the form of Annex A hereto (a “Consent and Approval Agreement”) and a delayed payment agreement substantially in the form of Annex B hereto (a “Delayed Payment Agreement”); and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01.  The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq. (the “DLLCA”), Merger Sub shall be merged with and into the Company at the Effective Time.  At the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving limited liability company (the “Surviving Company”).  The Merger, the payment of the Merger Consideration and the other transactions contemplated by this Agreement are referred to collectively as the “Transactions”.

SECTION 1.02.  Closing.  The closing (the “Closing”) of the Merger shall take place at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second business day following the satisfaction (or waiver by the party or parties benefiting therefrom) of the conditions set forth in Article VI.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.  At the Closing, Parent, Merger Sub and the Company shall deliver to each other any customary closing documents as may be reasonably requested by a party.

SECTION 1.03.  Effective Time.  On the Closing Date, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DLLCA and shall make all other filings or recordings required under the DLLCA.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Merger Sub and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.04.  Effects.  The Merger shall have the effects set forth in Section 18-209 of the DLLCA.

SECTION 1.05.  Certificate of Formation and Limited Liability Company Agreement.  The Company Certificate of Formation shall be the Certificate of Formation of the Surviving Company until thereafter changed or amended as provided therein or by applicable law.  The limited liability company agreement of Merger Sub, as in effect immediately prior to the Merger, shall be the Limited Liability Company Agreement of the Surviving Company until thereafter changed or amended as provided therein or by applicable law.

SECTION 1.06.  Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

SECTION 1.07.  Board of Directors.  The Board of Directors of the Company immediately prior to the Effective Time shall be the Board of Directors of the Surviving Company, until the earlier of any such director’s resignation or removal or until such director’s successor is duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect on the Limited Liability Company Interests of the
Company and Merger Sub

SECTION 2.01.  Effect on Limited Liability Company Interests.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, any Member or any holder of Class A units of Merger Sub:

(a)  Conversion of Merger Sub Interests.  Each issued and outstanding Class A unit of Merger Sub shall be converted into and become one issued and outstanding Class A Unit of the Surviving Company.

(b)  Conversion of Class A Units.  Each issued and outstanding Class A Unit shall be converted into and become one issued and outstanding Class A Unit of the Surviving Company.

(c)  Conversion of Class B Units.  Subject to Section 2.02(c), (d) and (f), each issued and outstanding Class B Unit shall be converted into the right to receive (i) on or after the Effective Time, $26.25 in cash and (ii) on the Year 3 Payment Date, (x) $39.375 in cash, (y) .95943 shares of Class A common stock of Parent, par value $0.01 per share (“Parent Stock”), and (z) an additional number of shares of Parent Stock equal to the sum of the Dividend Equivalent Shares.

(d)  Conversion of Class A Capital.  The Class A Capital of each Class A Member shall be converted into and become an equivalent amount of Class A Capital of such Class A Member in the Surviving Company.

(e)  Conversion of Class B Capital.  Subject to Section 2.02(d), the Class B Capital of each Class B Member (if any) shall be converted into the right of such Class B Member to receive an equivalent amount of cash on or after the Effective Time.

Notwithstanding the foregoing, no Merger Consideration (other than in respect of Class B Capital) shall be payable under this Section with respect to any Class B Unit if the holder thereof elects to exercise Appraisal Rights in accordance with the procedures set forth in the Information Statement, and any such Class B Unit shall, instead, be converted into the right to receive such consideration as shall be awarded in connection with such exercise of Appraisal Rights.  For clarity, any Class B Capital allocable to a Class B Member that shall have elected to exercise Appraisal Rights shall be converted in accordance with Section 2.01(e), notwithstanding the exercise of Appraisal Rights by any such member.

The cash payable and shares of Parent Stock issuable upon the conversion of Units, Capital and limited liability company interests of Merger Sub pursuant to clause (a) through (e) above (together with the cash payable in lieu of fractional shares of Parent Stock pursuant to Section 2.02(c) below) are referred to collectively as the “Merger Consideration”.

SECTION 2.02.  Payment of Merger Consideration.

  (a)  General.  Parent hereby agrees to pay, or cause one of its subsidiaries to pay, the Merger Consideration payable under Section 2.01(c) and (e).

(b)  No Further Ownership.  As of the Effective Time, all Class B Members shall cease to have any right, title or interest in and to the Company, other than (i) the right to receive the Merger Consideration as and when payable under this Agreement or (ii) Appraisal Rights and the right to receive that portion of the Merger Consideration related to Class B Capital (if applicable) as and when payable under this Agreement, as the case may be.

(c)  No Fractional Shares.  No fractional shares of Parent Stock shall be issued under this Agreement to any Class B Member or holder of a Phantom Right or LAML Phantom Right.  In lieu thereof, Parent shall pay (or cause one of its subsidiaries to pay), on the applicable payment date, an amount in cash to each such member and holder equal to (i) the fractional share of Parent Stock such member or holder is otherwise entitled multiplied by (ii) the closing price per share of Parent Stock on the New York Stock Exchange for the trading day immediately preceding the Closing Date.

(d)  Payment Procedures.  No later than one business day following the Closing Date, the Surviving Company shall send a customary letter of transmittal (“Letter of Transmittal”) to each holder of Class B Units, Phantom Rights and/or LAML Phantom Rights as of the Closing Date, which letter shall provide for the procedures to be followed to receive payment of the Merger Consideration and/or Phantom Consideration.  Following the return of any such Letter of Transmittal, the applicable holder shall be paid (as promptly as practicable but in no event later than the third business day after receipt (but subject, for clarity, to Section 5.01(b)) the Merger Consideration and/or Phantom Consideration then payable in respect of the Class B Units, Class B Capital, Phantom Rights and/or LAML Phantom Rights of such holder.  For clarity, no interest will be paid or will accrue on any amounts payable as Merger Consideration or Phantom Consideration.

Parent shall, or shall cause one of its subsidiaries to, pay the Merger Consideration and Phantom Consideration as and when payable under this Agreement, (i) by wire transfer of immediately available funds to the account specified by the applicable holder in his or her Letter of Transmittal (which account, in the case of holders that are employees of Parent or its subsidiaries, shall be an account at Lazard Capital Markets) (in the case of a cash payment) or (ii) by causing the transfer agent and registrar of the Parent Stock to credit (via book-entry transfer) the applicable shares of Parent Stock to the account specified by the applicable holder in his or her Letter of Transmittal (in the case of a payment in the form of Parent Stock).

(e)  Withholding Rights.  Parent, or one of its subsidiaries, as applicable, shall be entitled to deduct and withhold from the amounts otherwise payable to any holder of Units, Phantom Rights or LAML Phantom Rights pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment or vesting of such compensation under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign tax law and any amounts so withheld shall be treated as having been paid to the holder of the applicable Unit, Phantom Right or LAML Phantom Right; provided that, with respect to Units, such withholding shall be limited to backup withholding obligations.

(f)  Death; Change in Control.  Notwithstanding anything in Section 2.01(c) or 5.01(a) to the contrary, (i) except as set forth in Section 5.01(b), in the event of a Change in Control, any and all Merger Consideration and Phantom Consideration (as defined below) that shall not have been paid as of such Change in Control shall become immediately due and payable and (ii) except as set forth in Section 5.01(b), in the event a holder of Class B Units, Phantom Rights or LAML Phantom Rights shall be a natural person and such holder dies during the period commencing on the Closing Date and ending on the Year 3 Payment Date, any and all Merger Consideration and/or Phantom Consideration payable to such holder that shall not have been paid as of such death shall become due and payable on the earlier of (x) the Year 3 Payment Date and (y) the 30th day following the date of such death.  Notwithstanding any provision of this Section 2.02(f), in the case of any Phantom Consideration, in the event of a Change in Control that does not qualify as an event described in Section 409A(a)(2)(A)(v) of the Code, such Phantom Consideration shall not be paid until the earliest permissible payment event under Section 409A of the Code following such Change in Control.

                  (g)  Adjustments.  Notwithstanding anything in this Agreement to the contrary, (i) in the event of any stock dividend, subdivision, reclassification, recapitalization, split, combination, conversion or exchange of shares of Parent Stock occurring on or after the date hereof and on or prior to the Year 3 Payment Date, the number of shares of Parent Stock issuable as Merger Consideration or Phantom Consideration under this Agreement shall be modified to equitably reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, conversion or exchange of shares and (ii) in the event that Parent shall declare an extraordinary dividend or distribution, or a series of related dividends or distributions (excluding, for avoidance of doubt, any regular cash dividends that comprise “Dividend Equivalent Shares”), the number of shares of Parent Stock issuable as Merger Consideration or Phantom Consideration under this Agreement shall be modified to equitably reflect such dividend or distribution or series thereof.

(h)  Installment Sale.  The parties hereto intend for the transactions contemplated hereby to qualify as an installment sale within the meaning of Section 453 of the Code and Parent agrees that it will not, and will not permit any of its subsidiaries, to take any action inconsistent with such treatment.

ARTICLE III

Representations and Warranties of the Company

The Company hereby represents and warrants to Parent and Merger Sub, as of the date of this Agreement, as follows:

The Company has full power and authority to execute this Agreement, the Consent and Approval Agreements and the Delayed Payment Agreements and to consummate the Transactions.  The execution and delivery by the Company of this Agreement, the Consent and Approval Agreements and the Delayed Payment Agreements and the consummation by the Company of the Transactions have been duly authorized by all necessary limited liability company action.  The Company has duly executed and delivered this Agreement, the Consent and Approval Agreements and the Delayed Payment Agreements and each of the foregoing agreements constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub hereby represent and warrant to the Company, as of the date of this Agreement, as follows:

Each of Parent and Merger Sub has full power and authority to execute this Agreement, the Consent and Approval Agreements and the Delayed Payment Agreements and to consummate the Transactions.  The execution and delivery by Parent and Merger Sub of this Agreement, the Consent and Approval Agreements and the Delayed Payment Agreements and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate or limited liability company action.  Each of Parent and Merger Sub has duly executed and delivered this Agreement, the Consent and Approval Agreements and the Delayed Payment Agreements and each of the foregoing agreements constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

As of the date of the Information Statement, the Information Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

Additional Agreements

SECTION 5.01.  Phantom Rights; LAML Phantom Rights.

(a)  Parent will, or will cause one of its subsidiaries to, pay cash and issue shares of Parent Stock to any holder of a Phantom Right and/or LAML Phantom Right (in each case, whether vested or unvested) as of the Closing Date as follows (such cash and shares, the “Phantom Consideration”):

(i)  subject to Section 2.02(d), on or after the Effective Time and with respect to each such Phantom Right and LAML Phantom Right held as of the Effective Time, each such holder shall receive $26.25 in cash; and

(ii)  subject to Section 2.02(c), (d) and (f), on the Year 3 Payment Date and with respect to each such Phantom Right and LAML Phantom Right held as of the Effective Time, each such holder shall receive (x) $39.375 in cash, (y) .95943 shares of Parent Stock and (z) an additional number of shares of Parent Stock equal to the sum of the Dividend Equivalent Shares.

(b)  Notwithstanding any provision of Section 5.01(a) or 2.02(f) to the contrary, in the event that the Closing occurs prior to January 1, 2009, in the case of any holder of Phantom Rights who is a U.S. taxpayer, (A) except as otherwise provided in clause (C) or (D) of this sentence, the amounts described in clause (i) of Section 5.01(a) will be paid on January 2, 2009, (B) in the event of a holder’s death prior to January 1, 2009, Phantom Consideration will be paid to the holder on the later of (w) not later than 30 days following the holder’s death or (x) January 2, 2009, (C) in the event of a Change in Control prior to January 1, 2009, unless such Change in Control constitutes a Liquidity Event, Control Event, Lazard Sale Event or an Extraordinary Item that is income or gain (as each such term is defined in the Company LLC Agreement), Phantom Consideration will be paid to the holder on the later of (y) not later than 10 days following the Change in Control or (z) January 2, 2009, and (D) in the event that a Liquidity Event, Control Event, Lazard Sale Event occurs, or in the event of an Extraordinary Item that is income or gain, prior to January 1, 2009, solely to the extent necessary to avoid the imposition of any taxes or penalties pursuant to Section 409A of the Code, all amounts described in clauses (i) and (ii) of Section 5.01(a) will be paid within 10 days following the occurrence of such Liquidity Event, Control Event, Lazard Sale Event or Extraordinary Item, as the case may be. Furthermore, the terms of the immediately preceding sentence shall apply to any holder of LAML Phantom Rights who is a U.S. taxpayer and who consents to the treatment described in such sentence.

(c)  As of the Effective Time, (i) the LAM Incentive Plan and the LAML Phantom Interest Agreements shall be amended to provide for payment solely pursuant to the terms set forth in this Agreement and (ii) no Phantom Right or LAML Phantom Right shall represent or otherwise entitle the holder to any right, title or interest in and to the Company, LAML or any of their respective benefit or other compensation plans and arrangements (including, without limitation, the LAM Incentive Plan and the LAML Phantom Interest Agreements), except the right to receive the Phantom Consideration as and when payable under this Agreement.

SECTION 5.02.  Information Statement.

(a)  The parties hereto agree to (i) endeavor diligently to jointly prepare a confidential information statement (the “Information Statement”) as promptly as practicable, which shall set forth the material terms of the Transactions and include such other information that the Company deems necessary and appropriate for purposes of providing the Class B Members with sufficient information to indicate their approval or disapproval of the Transactions and (ii) after consultation with the Managing Directors Special Committee, deliver the Information Statement to each Class B Member and holder of Phantom Rights or LAML Phantom Rights.

(b)  Notwithstanding any approval of this Agreement by any one or more Class B Members, and for clarity, nothing in this Agreement shall confer upon any Class B Member the right (legal, equitable or otherwise) to approve or disapprove the Transactions (it being understood and agreed that the parties hereto have elected to voluntarily solicit the views of the Class B Members with respect to the Transactions and no such election or other action on the part of any party shall amount to, or be deemed to constitute, an amendment to or waiver of the express terms and conditions of the Company LLC Agreement).

SECTION 5.03.  Commercially Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions.

ARTICLE VI

Conditions Precedent

SECTION 6.01.  Conditions to Obligations of Parent and Merger Sub.  The respective obligation of Parent and Merger Sub to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)  No Injunctions or Restraints.  No law or injunction enacted, entered, promulgated, enforced or issued by any governmental entity or other legal restraint or prohibition preventing the consummation of the Merger or any other Transaction shall be in effect, and there shall not be pending any suit, action or proceeding seeking to restrain or prohibit (or materially increase the costs associated with) the consummation of the Merger or any such other Transaction.

(b)  Representations and Warranties.  The representations and warranties of the Company in this Agreement shall be true and correct as of the Closing Date, as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date).

(c)  Performance of Obligations of the Company.  The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(d)  Board and Committee Approval.  The Board of Directors of the Company and the Managing Directors Special Committee shall have each approved the Transactions and not otherwise revoked their respective approval.

(e)  Class B Approval.  Holders of more than 50% of the Class B Units outstanding as of the Closing Date shall have submitted written instruments, in the form of a Consent and Approval Agreement, indicating their approval of the Transactions on or prior to the Closing Date.

(f)  Appraisal Rights.  Holders of not more than 15% of the Class B Units outstanding as of the Closing Date shall have elected to exercise Appraisal Rights.

(g)  Delayed Payment Agreements.  Each of the persons set forth on Schedule A shall have duly executed and delivered a Delayed Payment Agreement.

(h)  LAM Incentive Plan.  Substantially contemporaneous with the Closing, the LAM Incentive Plan shall have been amended as contemplated by Section 5.01(c).

SECTION 6.02.  Conditions to Obligations of Company.  The obligation of the Company to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)  No Injunctions or Restraints.  No law or injunction enacted, entered, promulgated, enforced or issued by any governmental entity or other legal restraint or prohibition preventing the consummation of the Merger or any other Transaction shall be in effect, and there shall not be pending any suit, action or proceeding seeking to restrain or prohibit the consummation of the Merger or any such other transaction.

(b)  Representations and Warranties.  The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct as of the Closing Date, as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date).

(c)  Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects their respective obligations required to be performed under this Agreement at or prior to the Closing Date.

ARTICLE VII

General Provisions

SECTION 7.01.  Survival.  The representations and warranties set forth in this Agreement shall not survive the Closing, all other provisions of this Agreement shall survive indefinitely.

SECTION 7.02.  Termination.  This Agreement may be terminated and the Merger and the other transactions contemplated hereby abandoned at any time prior to the Closing by any party hereto without the consent or approval of any other party hereto.  If for any reason the Closing shall not have occurred on or prior to December 20, 2008, then this Agreement shall automatically terminate without any action on the part of any party hereto (subject to extension with the written consent of the parties hereto and the Managing Directors Special Committee).  If this Agreement is terminated prior to the Closing, all rights and obligations of the parties hereunder shall terminate without liability of any party to any other party.

SECTION 7.03.  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the following persons at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to Parent or Merger Sub, to:

c/o Lazard Ltd
30 Rockefeller Plaza
New York, New York 10020
Attention:  Scott Hoffman, Esq.
Facsimile No.:  (212) 332-5972

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:  Erik R. Tavzel, Esq.
Fax:  212-474-3700

(b)  if to the Company, to:

Lazard Asset Management LLC
30 Rockefeller Plaza
New York, New York 10020
Attention:  General Counsel
Facsimile No.:  (212) 332-1703

(c)  if to the Managing Directors Special Committee, to:

Ashish Bhutani
c/o Lazard Asset Management LLC
30 Rockefeller Plaza
New York, New York 10020
Facsimile No.:  (212) 332-1703

with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention:  Kelli L. Moll, Esq.
Facsimile No.:  (212) 593-5955

SECTION 7.04.  Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and the Managing Directors Special Committee; provided that no consent of the Managing Directors Special Committee shall be required for amendments hereto to cure an ambiguity, omission, defect or inconsistency or that are otherwise not adverse to the interests of the Class B Members or the holders of Phantom Rights and/or LAML Phantom Rights (x) in any respect (in the case of amendments related to the payment of Merger Consideration or Phantom Consideration or the provisions in respect of Appraisal Rights or the amendment of the LAM Incentive Plan) or (y) in any material respect (in the case of amendments to other provisions of this Agreement).  For clarity, nothing in this Section 7.04 shall undermine or otherwise impair each party’s right to terminate this Agreement pursuant to Section 7.02 above.  By an instrument in writing, (i) Parent and Merger Sub may waive compliance by the Company with any term or provision of this Agreement that the Company was or is obligated to comply with or perform and (ii) the Company may waive compliance by Parent and/or Merger Sub with any term or provision of this Agreement that Parent and/or Merger Sub was or is obligated to comply with or perform.

SECTION 7.05.  Definitions.  For purposes of this Agreement:

“Appraisal Rights” means, with respect to a Class B Member that shall have indicated its disapproval of the Transactions by following the provisions set forth in the Information Statement in connection therewith, the right of any such member (if it so elects in accordance with the provisions set forth in the Information Statement) to forgo payment of the Merger Consideration in respect of all of such member’s Class B Units (but excluding, for clarity, the Class B Capital (if any) of such member) and in lieu thereof receive payment of the fair value of such member’s Class B Units in an arbitration proceeding subject to the provisions of Section 12.11 of the Company LLC Agreement.  For purposes of determining fair value in connection with the exercise of Appraisal Rights, the fair value of a Class B Unit shall be the price that a disinterested and willing seller and disinterested and willing buyer, each under no compulsion to enter into the transaction, would reach in connection with the sale of a Class B Unit, taking into account the terms of and restrictions upon, the Class B Units as in effect as of the date of this Agreement, including the restrictions on transfer, likelihood of a liquidity or other monetization event, lack of voting rights, lack of participation in profits and other relevant factors.

“Capital”; “Class A Member”; “Class A Units”; “Class A Capital”; “Class B Member”; “Class B Units” and “Class B Capital” each have the meanings ascribed thereto in the Company LLC Agreement.

“Change in Control” means any of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Specified Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then-outstanding shares of Parent Stock (treating, for this purpose, the then-outstanding Exchangeable Interests as shares of Parent Stock on an as-if fully exchanged basis in accordance with the Master Separation Agreement) (the “Outstanding Parent Stock”), assuming the full exchange of all of the then-outstanding Exchangeable Interests for shares of Parent Stock in accordance with the Master Separation Agreement or (B) the combined voting power of the then-outstanding voting securities of Parent entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control:  (1) any acquisition directly from Parent, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from Parent, (2) any acquisition by Parent, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Parent or any of its affiliates or subsidiaries, or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of clause (iii) of this definition; or

(ii) Any time at which individuals who, as of the Closing Date, constitute the Board of Directors of Parent (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of Parent; provided, however, that any individual becoming a director subsequent to the Closing Date whose election, or nomination for election by Parent’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Specified Person other than the Board of Directors of Parent; or

(iii) Consummation of a reorganization, merger, amalgamation, statutory share exchange or consolidation or similar corporate transaction involving Parent or any of its subsidiaries (for the avoidance of doubt, including the Company), a sale or other disposition of all or substantially all of the assets of Parent, or the acquisition of assets or stock of another entity by Parent or any of its subsidiaries (for the avoidance of doubt, including the Company) (a “Business Combination”); excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Parent Stock and Outstanding Parent Voting Securities immediately prior to such Business Combination (assuming in each case the full exchange of the Exchangeable Interests for shares of Parent Stock in accordance with the Master Separation Agreement) will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which, as a result of such transaction, owns Parent or all or substantially all of Parent’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Parent Stock and Outstanding Parent Voting Securities, as the case may be, (B) no Specified Person (other than Parent, any employee benefit plan (or related trust) of Parent or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors (assuming in each case the full exchange of the Exchangeable Interests for shares of Parent Stock in accordance with the Master Separation Agreement) except to the extent that such ownership existed prior to the Business Combination, and (C) individuals who were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors of Parent providing for such Business Combination will constitute at least a majority of the members of the board of directors of the corporation resulting from such Business Combination;

(iv) The approval by the shareholders of Parent of a complete liquidation or dissolution of Parent (excluding, for the avoidance of doubt, any discontinuance of Parent);

(v) The sale or transfer (whether direct or indirect, or in one transaction or a series of related transactions) of all or substantially all the assets or equity interests of the Company to any person other than Parent or any of its subsidiaries (whether through a sale of assets, merger, consolidation or otherwise); or

(vi) The initial public offering of the Company.

For the avoidance of doubt, in no event shall the exchange of Exchangeable Interests for shares of Parent Stock, individually or in the aggregate, on its own, constitute a Change in Control.

“Company Certificate of Formation” means the Certificate of Formation for the Company, filed with the Secretary of State of the State of Delaware on August 20, 2002 (as amended or otherwise modified from time to time).

“Company LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of the Company dated as of January 10, 2003 (as amended or otherwise modified from time to time).

“Control Event” and “Covered Control Event” each have the meanings ascribed thereto in the Company LLC Agreement.

“Dividend Equivalent Shares” means, with respect to each ordinary dividend payment date on Parent Stock during the period commencing on the Closing Date and ending on the Year 3 Payment Date (if any), a number of shares of Parent Stock equal to the quotient obtained by dividing (i) the ordinary cash dividend amount that would have been paid on such dividend payment date with respect to .95943 shares of Parent Stock (and with respect to any additional shares theretofore credited as “Dividend Equivalent Shares”, in the case of the second of such dividend payment dates and thereafter) if such shares of Parent Stock were issued and outstanding (x) on the Closing Date (in the case of the .95943 shares) or (y) on the applicable prior dividend payment date (in the case of previously credited “Dividend Equivalent Shares”) by (ii) the closing trading price of one share of Parent Stock on such dividend payment date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchangeable Interest” means a Class II Interest of LAZ-MD Holdings LLC (or, if applicable, the Common Interest of Lazard Group LLC issued in exchange therefor) that, upon full exchange in accordance with the Master Separation Agreement is entitled to receive share(s) of Parent Stock as set forth in such Master Separation Agreement.

“Extraordinary Item”; “LAM Incentive Plan”; “LAML Phantom Interest Agreement”; “LAML Phantom Rights”; “Liquidity Event”; and “Lazard Sale Event” each have the meanings ascribed thereto in the Company LLC Agreement.

“Master Separation Agreement” means that certain Master Separation Agreement dated as of May 10, 2005, among Parent, LAZ-MD Holdings LLC and the other persons party thereto, as amended.

“Member” has the meaning ascribed thereto in the Company LLC Agreement.

“person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, governmental entity or other entity.

“Phantom Rights” has the meaning ascribed thereto in the Company LLC Agreement.

“subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

“Units” has the meanings ascribed thereto in the Company LLC Agreement.

“Year 3 Payment Date” means October 31, 2011.

SECTION 7.06.  Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

SECTION 7.07.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

SECTION 7.08.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  Delivery of an executed counterpart by facsimile shall be as effective as delivery of a manually executed counterpart.

SECTION 7.09.  Entire Agreement; Third-Party Beneficiaries.  This Agreement, together with any other agreements and documents executed and delivered at the Closing, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions.  This Agreement is not intended to confer upon any person other than the parties any rights or remedies (other than, following the Closing, (i) the Class B Members who shall each be intended third party beneficiaries of this Agreement to the extent necessary, and solely to the extent necessary, to enforce Sections 2.01 and 2.02 and (ii) the holders of Phantom Rights and/or LAML Phantom Rights who shall each be intended third party beneficiaries of this Agreement to the extent necessary, and solely to the extent necessary, to enforce Sections 5.01(a) and (b) and 2.02).

SECTION 7.10.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Delaware are mandatorily applicable to the Merger.

SECTION 7.11.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties.  Any purported assignment without such consent shall be void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 7.12.  Consent to Jurisdiction.  Each party irrevocably submits to the jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any Transaction.  Each party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County.  Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions in any such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding has been brought in an inconvenient forum.  Notwithstanding the foregoing, the parties shall be bound by the arbitration provisions set forth in Section 7.13.

SECTION 7.13.  Dispute Resolution.  All disputes, controversies and claims arising out of or relating to this Agreement or the other Transactions (“Disputes”) shall be finally determined by an arbitral tribunal under the Rules of Arbitration (the “ICC Rules”) of the International Chamber of Commerce (the “ICC”) and in accordance with this Section. The arbitral tribunal determining any Dispute shall be comprised of three arbitrators. Each party to a Dispute shall designate one arbitrator. If a party fails to designate an arbitrator within a reasonable period, the ICC shall designate an arbitrator for such party, including upon a request by another party. The two arbitrators designated by the parties to a Dispute (or, if applicable, the ICC) shall designate a third arbitrator. In the event that the two arbitrators designated by the parties to a Dispute (or, if applicable, the ICC) are unable to agree upon a third arbitrator within a reasonable period, the third arbitrator shall be selected in accordance with the ICC Rules by the ICC. The language, place and procedures of the arbitration of any Dispute shall be as agreed upon by the parties to such Dispute or, failing such agreement within a reasonable period, as determined in accordance with the ICC Rules in order to ensure a speedy, efficient and just resolution of such Dispute. If neither the parties nor the arbitral tribunal can agree upon procedures, the arbitration shall be conducted in accordance with the ICC’s procedures. The hearings and taking of evidence of any Dispute may be conducted at any locations that will, in the judgment of the arbitral tribunal, result in a speedy, efficient and just resolution of such Dispute. The parties to a Dispute shall use their best efforts to cooperate with each other and the arbitral tribunal in order to obtain a resolution as quickly as possible, including by adopting the ICC’s “fast-track” procedure (as provided for in Article 32(1) of the ICC Rules) if appropriate. Without limiting the generality of the foregoing, the arbitrators shall have the authority to include as part of any award that they shall make to any person an amount to reimburse such person, in whole or in part, for the person’s expenses (including, without limitation, attorney’s fees) incurred in such proceeding.

SECTION 7.14.  Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.  NOTWITHSTANDING THE FOREGOING, THE PARTIES SHALL BE BOUND BY THE ARBITRATION PROVISIONS SET FORTH IN SECTION 7.13.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

LAZARD LTD, as Parent,

by
/s/ Michael J. Castellano
Name: Michael J. Castellano
Title: Chief Financial Officer

LAZ SUB I, LLC, as Merger Sub,

by
/s/ Michael J. Castellano
Name: Michael J. Castellano
Title: Vice President

LAZARD ASSET MANAGEMENT LLC, as the Company,

by
/s/ Nathan Paul
Name: Nathan Paul
Title: Managing Director and General Counsel

Solely for purposes of Section 5.01(c):

LAZARD ASSET MANAGEMENT LIMITED, as LAML,

by
/s/ Nathan Paul
Name: Nathan Paul
Title: Authorized Person